Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made effective as of the 23rd day of July, 2025, between Babar Ghias (“Employee”), and BioCryst Pharmaceuticals, Inc., a Delaware corporation, located at 4505 Emperor Boulevard, Suite 200, Durham NC 27703 (“Company”). The parties agree that any and all actions by a party pursuant to the Employment Agreement shall be deemed to have been made under this Amendment on the date such action was taken and nothing in this Amendment shall require duplication of any prior action by either party.

The Amendment is set forth as follows:

June 9, 2025

Via Electronic Mail

Babar Ghias
2738 North Magnolia,
Chicago, IL 60614

Dear Mr. Ghias,

On behalf of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), we are pleased to offer you the position of Chief Financial Officer. You will report directly to Jon Stonehouse, Chief Executive Officer. We, along with the other members of the Company’s Board of Directors (the “Board”), and the Company’s management team, are all very impressed with you and what you will bring to the Company. We look forward to your joining this Company and making significant contributions to its success.

Upon formal appointment by the Board of Directors as an Officer of the Company, this letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment.

1. Term of Employment.

(a) Subject to the terms and conditions of this Agreement, the Company hereby employs Babar Ghias (“Employee”) as Chief Financial Officer. Employee shall devote substantially full-time attention to the business and affairs of the Company and its affiliates. Employee may (i) serve on corporate, civic, charitable or non-profit boards or committees, subject in all cases to the prior written approval in accordance with all applicable policies of the Company and its affiliates as in effect from time to time, and (ii) manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions or events, so long as no such service or activity interferes, individually or in the aggregate, with the performance of Employee’s responsibilities hereunder.

(b) The term of employment of Employee under this Agreement shall begin on July 7, 2025 (the “Effective Date”) and shall continue until Employee is terminated in accordance with Section 4 of this Agreement.

2. Basic Full-Time Compensation and Benefits.

(a) Commencing as of the Effective Date, as basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a salary of $560,000 per annum (the “Base Salary”), payable in accordance with the Company’s standard payroll practices as in effect from time to time during the term of this Agreement. The Base Salary will be reviewed annually by the Board or a committee thereof and may be raised at the discretion of the Board or such committee.

(b) Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in the calendar year following each calendar year during the term of this Agreement, based on the Company’s and/or Employee’s achievement of performance related goals proposed by management and approved by the Board or a committee thereof for the Company’s applicable fiscal year (the “Incentive Compensation”). The Incentive Compensation actually earned, if any, shall be determined in the sole discretion of the Board or a committee thereof and shall be based on a target amount equal to seventy percent (70%) of the Base Salary earned by Employee during such fiscal year (the “Target Amount”), which shall not be pro-rated for the first fiscal year of the term of this Agreement. The Board or a committee thereof may, in its discretion, approve an Incentive Compensation payment in excess of the Target Amount if the performance goals have been exceeded. Employee must be employed through April 1 of the next succeeding fiscal year in order to receive the Incentive Compensation payment for each fiscal year.

(c) Employee shall be provided with a one-time cash bonus of $160,000 (“Signing Bonus”), payable within thirty (30) days of the Effective Date. Any Incentive Compensation earned for the fiscal year in which the Effective Date occurs pursuant to Section 2(b) will be reduced by the Signing Bonus. In the event of Employee’s termination of employment prior to payment of the applicable Incentive Compensation, Employee will promptly repay Signing Bonus.

(c) Employee shall be entitled to receive such other benefits and perquisites provided to similarly situated executive officers of the Company, subject to modification or termination at any time, which benefits may include, without limitation, reasonable paid time off (PTO), medical, dental and vision benefits, life insurance, and participation in profit sharing or retirement plans.

3. Equity Awards.

The Company shall grant to Employee 305,000 stock options and 147,000 RSUs pursuant to BioCryst’s stock option plan (the “Initial Equity Grants”). The grant date of the Initial Equity Grants shall be July 24, 2025, or such other date as the parties mutually agree. The Initial Equity Grants shall be granted under and subject to the terms of the Company’s Inducement Plan or the Company’s Stock Incentive Plan, as applicable and as the same may be amended and restated from time to time. The Initial Equity Grants shall vest and become exercisable (contingent on Employee’s continued provision of services to the Company on each respective vesting date) over a period of four (4) years on the anniversary of the grant date.

In addition, during the term of this Agreement, Employee shall be eligible to receive equity-based compensation as determined in the sole discretion of the Board or a committee thereof, which may be subject to the achievement of certain performance targets set by the Board or such committee. These equity-based awards shall be subject to the terms and conditions set forth in the Company’s Stock Incentive Plan as in effect from time to time and award agreements issued thereunder.

4. Termination.

(a) If Employee’s employment is terminated (i) by the Company for Cause, (ii) by Employee other than, following a Change of Control, pursuant to a Constructive Termination, or (iii) Employee’s death or Disability, the Company shall pay Employee (A) any accrued and unpaid Base Salary, payable on the next payroll date; (B) reimbursement for any and all monies advanced or expenses incurred in connection with Employee’s employment for reasonable and necessary expenses incurred by Employee on behalf of the Company for the period ending on the termination date, which amount shall be reimbursed within thirty (30) days of the Company’s receipt of proper documentation from Employee; (C) any compensation that Employee had previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Employee’s termination date, paid pursuant to the terms of such plans or arrangements; and (D) any vested amount or benefit payable under any welfare or retirement benefit plan or program in accordance with the terms thereof (the foregoing items in this Section 4(a), the “Accrued Obligations”).

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that Employee’s employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform Employee’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of Employee’s duties.

For all purposes under this Agreement, “Disability” shall mean the inability of Employee to perform Employee’s duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.

(b) If Employee’s employment is terminated by the Company without Cause, or, following a Change of Control, by Employee pursuant to a Constructive Termination, then Employee will receive any Accrued Obligations and, subject to Sections 4(c) and 6(f), Employee will receive the following: (i) continuation of Base Salary for one (1) year following the effective termination date, payable in accordance with the regular payroll practices of the Company; (ii) payment of one times Employee’s annual target Incentive Compensation in effect for the fiscal year in which Employee’s termination date occurs, payable in equal installments over the regularly scheduled payroll periods of the Company for the one year following the effective date of termination; and (iii) if Employee elects to continue health insurance coverage under the Consolidated Omnibus

Budget Reconciliation Act of 1985, as amended (“COBRA”) following termination of employment, the Company shall pay the monthly premium under COBRA on the same basis as active employees until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which Employee commences employment with an entity other than the Company. Employee will notify the Company in writing within five (5) days of Employee’s receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which Employee will commence employment in such writing (clauses (i) through (iii), “Severance”).

For all purposes under this Agreement, “Change of Control” shall mean: (i) the sale, transfer, or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (ii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent fifty percent (50%) or more of the combined voting power of the surviving entity or the ultimate parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute fifty percent (50%) or more of the board of directors of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of twelve (12) consecutive months such that a majority of the Board members (rounded up to the next whole number) ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

For all purposes under this Agreement, “Constructive Termination” shall mean a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in Employee’s responsibilities; (ii) a material reduction in Employee’s Base Salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executives of the Company; or (iii) a relocation of Employee’s principal office to a location more than 50 miles from the location of Employee’s principal office immediately preceding a Change of Control.

(c) The Company’s obligation to provide Severance is conditioned upon Employee returning to the Company all of its property and confidential information that is in Employee’s possession and Employee’s execution and non-revocation of an enforceable release of claims (the “Release”). If Employee chooses not to execute the Release, revokes Employee’s execution of the Release, or fails to comply with the terms of the Release, then the Company shall have no obligation to provide Severance and such Severance amount is subject to recoupment by the Company. The Release shall be provided to Employee no later than seven (7) days following Employee’s separation from service and Employee must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date of receipt). The Release shall not be effective until any applicable revocation period has expired.

5. Non-Competition; Proprietary Information and Inventions.

(a) Proprietary Information and Inventions Agreement; Non-Competition and Non-Solicitation Agreement. As a condition precedent to the employment of Employee by the Company pursuant to the terms of this Agreement, Employee shall execute (i) the Company’s Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, and (ii) the Company’s Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit B.1

(b) Equitable Remedies. Employee acknowledges and recognizes that a violation of the Proprietary Information and Inventions Agreement or the Non-Competition and Non-Solicitation Agreement by Employee may cause irreparable and substantial damage and harm to the Company or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for the Company for such violations. Employee agrees that in the event of Employee’s breach of the Proprietary Information and Inventions Agreement or the Non-Competition and Non-Solicitation Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of such agreement(s) by Employee, and to enjoin Employee from engaging in any activity in violation hereof.

6. Miscellaneous.

(a)    Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of Employee by the Company and there are no terms relating to such employment other than those contained in this Agreement and supersedes all other agreements or understandings related to the subject matter contained herein. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(b)    Assignability. This Agreement may not be assigned without prior written consent of the parties hereto, except that the Company may assign this Agreement to a wholly-owned subsidiary of the Company without prior written consent of Employee. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

1 The originally executed Proprietary Information and Inventions Agreement (Exhibit A) and the Non-Competition and Non-Solicitation Agreement (Exhibit B) by Babar Ghias shall be appended hereto in PDF format.

(c)    Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

(d)    Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(e)    Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee’s employment by the Company, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

(f)    Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under this Agreement may not be in compliance with Section 409A of the Code, the Company shall reasonably confer with Employee in order to modify or amend this Agreement to comply with Section 409A of the Code and to do so in a manner to best preserve the economic benefit of this Agreement. Notwithstanding anything contained herein to the contrary, (i) in the event (A) any payments described in Section 4 would be “deferred compensation” subject to Section 409A of the Code; and (B) Employee is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Code; (ii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code; (iii) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise; and (iv) amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything in this Agreement to the contrary, in the event any payments hereunder could occur in one of two calendar years as a result of being dependent upon the Release becoming nonrevocable, then, to the extent required to avoid the imposition of taxes or penalties under Section 409A of the Code, such payments shall commence on the first regularly scheduled payroll date of the Company, following the date the Release becomes nonrevocable, that occurs in the second of such two calendar years.

(g)    Golden Parachute Provisions. If it is determined that any payment or benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company would be subject to the excise tax imposed by Internal Revenue Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (i) Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (ii) Employee’s Net After-Tax Benefit without application of the 4999 Limit. Employee shall be entitled to the greater of (i) or (ii). “Net After-Tax Benefit” shall mean the sum of (x) all payments that Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Internal Revenue Code section 280G(b)(2), less (y) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. Any reduction pursuant to this Section 6(g) shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Internal Revenue Code Section 280G and the denominator of which is the actual present value of such payment.

(h)    Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of North Carolina without respect to its conflicts of law principles.

VOLUNTARILY ACCEPTED AND AGREED

By signing this Agreement, you confirm that you have received a copy of the PIIA and non-compete, Exhibit A and Exhibit B hereto, respectively, at least 14 days before your start date. You also acknowledge that you have been advised by the Company to seek the advice of an attorney prior to signing this Agreement.

IN WITNESS WHEREOF, this Amended and Restated Employment Agreement has been executed as of the day and year first above written.

BABAR GHIAS (“Employee”):
By:     /s/ Babar Ghias
Name:     Babar Ghias
Date: 23 July 2025

BIOCRYST PHARMACEUTICALS, INC. (“Company”):

By:    /s/ Jon Stonehouse
Name:    Jon Stonehouse
Title:    Chief Executive Officer________________
Date: 23 July 2025

Exhibit A
(Proprietary Information and Inventions Agreement)

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I, Babar Ghias, recognize that BioCryst Pharmaceuticals, Inc., a Delaware corporation (hereinafter the “Company” and together with its subsidiaries, including existing and future subsidiaries, the “Company Group”), is engaged in a continuous program of research, development, and production respecting its business, present and future, including fields generally related to its business.

I understand that:

A.As part of my employment by a member of the Company Group, I will faithfully and diligently serve and endeavor to further and safeguard the interests of the Company Group, and I recognize that I am expected to make new contributions and inventions of value to the Company Group;

B.My employment creates a relationship of confidence and trust between me and the Company Group with respect to any information:

i.Applicable to the business of the Company Group; or

ii.Applicable to the business of any client or customer of the Company Group which may be made known to me by the Company Group or by any client or customer of Company Group, or learned by me during the period of my employment.

C.The Company Group possesses and will continue to possess information that has been created, discovered or developed by, or assigned, disclosed or otherwise become known to, it (including without limitation information created, discovered, developed, disclosed or made known by me during the period of or arising out of my employment by any member of the Company Group), which information is not generally known to the public. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, data and know-how, improvements, inventions, techniques, marketing plans, financial information, strategies, forecasts, and customer lists.

In consideration of my employment or continued employment, as the case may be, by any member of the Company Group and the compensation received by me from the Company Group from time to time, I hereby agree as follows:

1.    All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights, title, and interest in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in such Proprietary Information and/or patents. At all times, both during my employment by any member of the Company Group and after termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary

Information or anything relating to it without the prior written consent of the Company Group, except as may be necessary in the ordinary course of performing my duties as an employee of the Company or any member of the Company Group. In the event I am required to disclose Proprietary Information pursuant to applicable law or court order, I shall, whenever legally permissible, promptly disclose such request to the Company, and cooperate with the Company to seek a protective order and to otherwise limit such disclosure from becoming public.

2.    Notwithstanding anything set forth in this Agreement, or any other agreement that I have with the Company or its affiliates to the contrary, I shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor am I required to notify the Company regarding any such reporting, disclosure or cooperation with the government. Pursuant to 18 U.S.C. § 1833(b), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I understand that if I file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding if I (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that I have with the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

3.    I agree that, during the period of my employment by any member of the Company Group, I will not, without the Company's express prior written consent, engage in any employment or consulting other than for the Company Group. In the event of the termination of my employment by me or by the Company Group for any reason or at any time upon Company’s request, I will promptly deliver to the Company all documents and data of any nature pertaining to my work with the Company Group and I will not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

4.    I will promptly and fully disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, processes, techniques, know how, and data, whether or not patentable, copyrightable, or otherwise protectible as intellectual property, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment by the Company which are related to or useful in the business of the Company, or result from tasks assigned me by the Company or result from use of premises owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, processes, techniques, know how, and data shall be collectively hereinafter called “Inventions”). I agree to keep complete, accurate, and authentic accounts, notes, data, and records of all Inventions in the manner and form requested by the Company, which accounts, notes, data, and records shall be and remain the sole property of the Company. I agree to surrender the same promptly to the Company upon its request or, in the absence of such a request, upon the termination of my employment by the Company.

5.    I agree that all Inventions are and shall be the sole property of the Company and its assigns, and that the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection therewith and by reason of my being employed by any member of the Company Group, to the extent permitted by law, all of the Inventions consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101). To the extent that any Invention is not a “work made for hire,” I hereby assign to the Company for no additional consideration any and all rights I may have or acquire in or to such Inventions, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. I further agree as to all such Inventions to assist the Company in every proper way (but at the Company’s expense) to apply for, obtain, maintain and from time to time enforce such intellectual property rights, including patents and extensions and continuations of said patents, on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for, obtaining and maintaining such intellectual property enforcing same, as the Company may desire, together with any further assignments thereof to the Company or persons designated by it. The foregoing obligation to assist the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s request on such assistance.

6.    As a matter of record I attach hereto a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company Group which have been conceived, made, or reduced to practice by me, alone or jointly with others, prior to my engagement by the Company Group which I desire to remove from the operation of this Agreement. I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

7.    I represent that my performance of all of the terms of this Agreement and as an employee of any member of the Company does not and will not breach any agreement to keep in confidence Proprietary Information of any third party acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree that I will not enter into, any agreement either written or oral in conflict herewith.

8.    I understand that, as part of the consideration of the offer of employment extended to me by the Company or of my continued employment by the Company, as the case may be, I will not bring, have not brought, with me to the Company Group and I will not use, have not used, in the performance of my responsibilities at the Company materials or documents of a former employer, unless I have obtained written authorization from the former employer for their possession and use. Accordingly, this is to advise the Company that the only materials that I will bring to the Company or use in my employment are identified on the attached sheet (Exhibit A) and, as to each such item, I represent that I have obtained, prior to the effective date of my employment with the Company, written authorization for their possession and use in my employment with any member of the Company. I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

9.    This Agreement shall be effective as of the first day of my employment by the Company. I understand and agree that this Agreement is not a contract of employment.

10.    This Agreement shall be binding upon me, my heirs, executors, assigns, administrators, and other legal representatives and shall inure to the benefit of the Company, its successors and assigns.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Proprietary Information and Inventions Agreement to be executed by its duly authorized officer and Employee has executed the same as of the dates set forth below.

BIOCRYST PHARMACEUTICALS, INC.	EMPLOYEE
By: /s/ Jon Stonehouse Jon Stonehouse Chief Executive Officer	By: /s/ Babar Ghias Babar Ghias
Date: 09 June 2025	Date: 09 June 2025

Exhibit A to PIIA

Dear Sir/Madam:

I, ___Babar Ghias_________, propose to bring to my BioCryst employment the following tangible materials and previously unpublished documents, which materials and documents may be used in my BioCryst employment:

X No materials ____ See below _____ Additional sheets attached

The signature below by a representative of my current or former employer confirms that my continued possession and use of these materials is authorized.

AUTHORIZATION:

_______________________
Signature

_______________________
Title

_______________________
Employer

Very truly yours,

/s/ Babar Ghias____________

Exhibit B
(Non-Competition and Non-Solicitation Agreement)

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made and entered into as of July 7, 2025 (the “Effective Date) by and between Babar Ghias (the “Employee”) and the member of the Company Group (as defined below) employing Employee (the “Company”). The Company and Employee are sometimes referred to in this Agreement individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, the Company is a member of the Company Group which is comprised of BioCryst Pharmaceuticals, Inc. and its existing and future subsidiaries and affiliates (individually or collectively, “Company Group”). For the purposes of this Agreement, employment with the Company Group shall mean employment by any member of the Company Group. Throughout this Agreement, BioCryst Pharmaceuticals, Inc. may be referred to as “Parent;”

WHEREAS, Employee is beginning an employment relationship with the Company (the “Employment Agreement”) as Chief Financial Officer which requires that Employee sign this Agreement as a condition of such employment, and is simultaneously entering into an Employee’s Proprietary Information and Inventions Agreement (the “PIIA”) with a member of the Company Group; and

WHEREAS, in consideration for Employee’s promises and obligations set forth herein, the Company is offering Employee severance pay as specifically described in the Employment Agreement, including that portion of the severance pay set forth in Section 4(b)(ii) of the Employment Agreement to which Employee was not previously entitled.

NOW THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by reference) and the mutual promises and obligations set forth below and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Company and Employee agree as follows:

1.COMPANY BUSINESS AND PROTECTABLE INTERESTS. Employee acknowledges that: (i) by virtue of Employee’s position with the Company, Employee will have access to Proprietary Information, as that term is defined in the PIIA, which information has not become publicly available through no fault of Employee (“Confidential Information”); (ii) the Company Group is currently engaged primarily, but not exclusively, in the business of the discovery, development and commercialization of medicines and programs for rare diseases (the “Business”); (iii) during the course of Employee’s employment, the Company Group’s Business may expand or change, in which case, such expansions or changes shall correspondingly expand or (if abandoned) contract the definition of “Business” and Employee’s obligations under this Agreement; (iv) due to the nature of the Business, Confidential Information developed by the Company Group in furtherance of the treatment for a particular rare disease would have commercial value to any other entity pursuing the development of medicines for the same disease regardless of the location of that entity, and the use of that information by such an entity would have a negative commercial impact on the Company Group; (v) the Company Group has clients, customers and collaborative partners throughout the United States and the world and the specific location of a competing business is not necessarily relevant to the capacity of that business to compete with the Company Group; and (vi) the provisions of this Agreement are reasonably necessary to protect the Company Group’s legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable Employee to understand the scope of the restrictions imposed upon Employee.

2.COMPETITIVE BUSINESS ACTIVITIES.

(a)Employee agrees that during the period of Employee’s employment with the Company Group and for a period of time ending on the date occurring one year after the date such Employee is no longer employed by any member of the Company Group (irrespective of the circumstances of such termination), Employee will not:

i.on Employee’s own or another’s behalf, whether as an officer, director, manager, stockholder, partner, member, associate, owner, employee, consultant, or otherwise do any of the following or provide material assistance to any other party or entity to do so:

(A)    engage in the Business with respect to medicines or programs with which Employee was materially involved on behalf of the
Company Group during Employee’s employment or with respect to which Employee obtained Confidential Information during
Employee’s employment;

(B)     solicit or do business which is the same, similar to or otherwise in competition with the Business, from or with persons or entities: (a)
who are clients, customers or collaborative partners of the Company Group; (b) with whom or which Employee or someone for whom Employee was responsible solicited, negotiated, contracted, serviced or had material contact with on the Company Group’s behalf; (c) with respect to whom or which Employee obtained Confidential Information during and as a consequence of Employee’s employment with the Company Group; or (d) who at any time during the last year of Employee’s employment with the Company Group, were clients, customers or collaborative partners of the Company Group; nor shall Employee request, induce, or solicit such persons or entities to curtail or cancel their business with the Company Group;

(C)     offer employment to, hire or otherwise solicit for employment any employee or other person who had been employed or retained by the Company Group during the last year of Employee’s
employment with the Company Group and with whom Employee
had material contacts during the course of Employee’s
employment; nor shall Employee request, induce, or solicit any employee or independent contractor of the Company Group who
had been employed or retained by the Company Group during the last year of Employee’s employment with the Company Group and with whom Employee had material contacts during the course of
Employee's employment to terminate his or her employment or
independent contractor relationship with the Company Group; or

ii.take any action, which is materially detrimental, or otherwise intended to be adverse to the Company Group’s goodwill, name, business relations, prospects and operations.

(b)     The restrictions set forth in Section 2(a)(i)(A) apply to the following separate and distinct geographical areas: (i) the world; (ii) North America (iii) Europe; (iv) the United States; (v)
the United Kingdom; (vi) Japan; (vii) the State of North Carolina; (viii) the State of
Alabama; (ix) within a 60-mile radius of any location of the Company Group in which
Employee had an office or performed material services during Employee’s employment with the Company Group; (x) any city, metropolitan area, county, state or country in which Employee’s substantial services were provided, or for which Employee had substantial responsibility, or in which Employee worked on Company Group projects, while employed by the Company Group; (xi) any city, metropolitan area, county, state or country in which the Company Group is located or does or, during Employee’s employment with the Company Group, did business.

(c)     The restrictions set forth in Section 2(a)(i)(A) apply only to prohibit Employee from engaging in activities that are materially similar to the activities in which Employee engaged on behalf of the Company Group or with respect to which Employee would reasonably be expected to use Confidential Information.

(d)     Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 2(a).

For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, a transfer or assignment of employment, or an assignment of this Agreement, from the Company to a member of the Company Group or from one member of the Company Group to another member of the Company Group (in one or multiple instances), shall not be a termination of employment for the purposes of triggering the one year post-employment competitive business restrictions set forth above.

3. REMEDIES. Employee acknowledges that Employee’s failure to abide by this
Agreement would cause irreparable harm to the Company Group for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company Group may be entitled by virtue of Employee’s failure to abide by these provisions; the Company Group, or any member thereof, may seek equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Employee’s actual or threatened failure to abide by these provisions, and Employee will indemnify the Company Group for all expenses including attorneys’ fees in seeking to enforce these provisions.

    4. TOLLING. The period during which Employee must refrain from the activities set forth in Section 2(a) shall be tolled during any period in which Employee fails to abide by such provisions.

5. VIOLATION BY COMPANY. In the event that Employee alleges and proves a violation by the Company Group of any obligation of the Company Group to Employee by agreement or operation of law, such violation shall not excuse Employee from
Employee’s obligations pursuant to this Agreement, but rather Employee shall be entitled to remedies available for the specific violation alleged and proven.

6. OTHER AGREEMENTS. Nothing in this Agreement shall terminate, revoke, or diminish Employee’s obligations or the Company Group’s rights and remedies under law or pursuant to the PIIA, relating to trade secrets or proprietary information.

7. ENTIRE AGREEMENT. This Agreement, the PIIA, and the Employment Agreement
together constitute the exclusive and complete agreement between the Parties with respect to the subject matter contained herein and therein, and supersedes any prior agreements or understandings regarding such subject matter.No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties.

8. WAIVER OF BREACH. The Company’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other Party.

9. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-
part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this
Agreement. Additionally, if any of the provisions of this Agreement are held unenforceable by a court of competent jurisdiction, then the Parties desire that such provision, clause, or phrase be “blue- penciled” or rewritten by the court to the extent necessary to render it enforceable.

    10. THIRD-PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS.

(a)    The Parties agree that members of the Company Group are intended third-party beneficiaries of this Agreement with rights to enforce the terms of this Agreement to the maximum extent allowed by law.

(b)     The Parties agree that this Agreement is binding upon and shall inure to the benefit of the Company, its successors and assigns. The Company shall be entitled to freely assign, in whole or in part, this Agreement and/or any right hereunder to any member of the Company Group, or to any successor of all or substantially all of the business or assets of the Company or any member of the
Company Group (and any such assignee shall be entitled to freely further so assign, in one or multiple instances). The assignee shall assume the Company’s obligations attendant to the rights being assigned. In the event this Agreement is assigned to any member of the Company Group, or in the event a successor-in-
interest to either the Company or any member of the Company Group becomes
Employee’s employer under this Agreement, then the following shall apply from and after the effective date of the assignment or transfer of rights to the successor-in-interest, as the case may be: all references in this Agreement to the

Company shall be deemed to mean the assignee or successor-in-interest, as the case may be, without any need for an amendment to accomplish such substitution.

(c)     Employee irrevocably consents to any such assignment and the substitution of the assignee for the Company as to rights that are assigned, and Employee also irrevocably consents to the discharge of the Company as to any obligations or liabilities under or by reason of this Agreement arising on or after the date of the assignment. In the event of any assignment from the Company to a member of the Company Group, the Company shall be an intended third-party beneficiary of this Agreement with rights to enforce the terms of this Agreement to the maximum extent allowed by law.

11. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns, and Employee’s heirs, executors, administrators, and other legal representatives. Employee may not assign this Agreement.

12. GOVERNING LAW. This Agreement and the employment relationship created by it shall be interpreted and construed in accordance with the laws of the State of North
Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. The Parties consent to sole and exclusive jurisdiction in Wake County, North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state courts of North Carolina or the appropriate federal district court located in Wake County, North Carolina.
Employee consents to the exercise of personal jurisdiction in any state or federal court located in Wake County, North Carolina and waives any objection based upon personal jurisdiction or forum non conveniens with respect to any action commenced in such courts.

    13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument. Any such counterpart, to the extent delivered by .pdf or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

14. EMPLOYEE 14. ACKNOWLEDGMENT. Employee understands and agrees that this
Agreement is not a contract of employment for any particular term and that employment by the Company is, for all purposes, “at will.”

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have entered into this Non-Competition and Non-Solicitation Agreement knowingly and voluntarily as of the day and year first written above.

EMPLOYEE:
Babar Ghias

Signature: /s/ Babar Ghias

Date: 09 June 2025

EMPLOYER:
BIOCRYST PHARMACEUTICALS, INC.

Signature: /s/ Jon Stonehouse
Name: Jon Stonehouse
Title: Chief Executive Officer

Date: 09 June 2025